UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 1 - Exit Filing)

SEMGROUP CORPORATION

(Name of Issuer)

Class A Common Stock, par value $0.01 per share

(Title of Class of Securities)

81663A105

(CUSIP Number)

December 5, 2019

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G/A
CUSIP No. 81663A105

1	Names of Reporting Persons WP SemGroup Holdings, L.P.
2	Check the appropriate box if a member of a Group (see instructions) (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	Percent of class represented by amount in row (9) 0%
12	Type of Reporting Person (See Instructions) PN

SCHEDULE 13G/A
CUSIP No. 81663A105

1	Names of Reporting Persons Warburg Cayman SemGroup Holdings, L.P.
2	Check the appropriate box if a member of a Group (see instructions) (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	Percent of class represented by amount in row (9) 0%
12	Type of Reporting Person (See Instructions) PN

SCHEDULE 13G/A
CUSIP No. 81663A105

1	Names of Reporting Persons Warburg Pincus (Europa) Private Equity XII (Cayman), L.P.
2	Check the appropriate box if a member of a Group (see instructions) (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	Percent of class represented by amount in row (9) 0%
12	Type of Reporting Person (See Instructions) FI

SCHEDULE 13G/A
CUSIP No. 81663A105

1	Names of Reporting Persons Warburg Pincus (Cayman) XII, L.P.
2	Check the appropriate box if a member of a Group (see instructions) (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	Percent of class represented by amount in row (9) 0%
12	Type of Reporting Person (See Instructions) FI

SCHEDULE 13G/A
CUSIP No. 81663A105

1	Names of Reporting Persons Warburg Pincus (Cayman) XII GP LLC
2	Check the appropriate box if a member of a Group (see instructions) (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	Percent of class represented by amount in row (9) 0%
12	Type of Reporting Person (See Instructions) OO

SCHEDULE 13G/A
CUSIP No. 81663A105

1	Names of Reporting Persons Warburg Pincus Partners II (Cayman), L.P.
2	Check the appropriate box if a member of a Group (see instructions) (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	Percent of class represented by amount in row (9) 0%
12	Type of Reporting Person (See Instructions) FI

SCHEDULE 13G/A
CUSIP No. 81663A105

1	Names of Reporting Persons Warburg Pincus (Bermuda) Private Equity GP Ltd.
2	Check the appropriate box if a member of a Group (see instructions) (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	Percent of class represented by amount in row (9) 0%
12	Type of Reporting Person (See Instructions) FI

SCHEDULE 13G/A
CUSIP No. 81663A105

1	Names of Reporting Persons Charles R. Kaye
2	Check the appropriate box if a member of a Group (see instructions) (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	Percent of class represented by amount in row (9) 0%
12	Type of Reporting Person (See Instructions) IN

SCHEDULE 13G/A
CUSIP No. 81663A105

1	Names of Reporting Persons Joseph P. Landy
2	Check the appropriate box if a member of a Group (see instructions) (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	Percent of class represented by amount in row (9) 0%
12	Type of Reporting Person (See Instructions) IN

AMENDMENT NO. 1 TO STATEMENT ON SCHEDULE 13G

Reference is hereby made to the statement on Schedule 13G originally filed with the U.S. Securities and Exchange Commission (the “Commission”) on July 26, 2019 (the “Schedule 13G”). Terms defined in the Schedule 13G and used herein are as so defined in the Schedule 13G.

The following items of the Schedule 13G are hereby amended and restated to read in their entirety as follows:

Item 4.	Ownership.

The responses to Items 5-11 of the cover pages of this Schedule 13G/A are incorporated herein by reference.

As of December 5, 2019, WP Cayman SemGroup LP may be deemed to be the beneficial owner of 0 shares of Class A Common Stock, which represents 0% of the total number of shares of Class A Common Stock outstanding.

Each of WP Cayman SemGroup LP, as general partner of WP SemGroupLP; WP Europa PE XII LP, as general partner of WP Cayman SemGroup LP; WP Cayman XII LP, as general partner of WP Europa PE XII LP; WP Cayman XII GP LLC, as general partner of WP Cayman XII LP; WPP II Cayman LP, as sole member of WP Cayman XII GP LLC; WP Bermuda PE GP, as general partner of WPP II Cayman LP; and each of Charles R. Kaye and Joseph P. Landy, as sole Directors and Co-Chairmen of WP Bermuda PE GP, may be deemed to be the beneficial owner of the shares of Class A Common Stock beneficially owned by WP SemGroup LP, for an aggregate of 10,051,574 shares of Class A Common Stock, or 11.0%, as of June 30, 2019, but each disclaims beneficial ownership of such shares.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  ☒.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 9, 2019

WP SEMGROUP HOLDINGS, L.P.

By:	WP Cayman SemGroup Holdings, L.P., its general partner
By:	Warburg Pincus (Europa) Private Equity XII (Cayman), L.P., its general partner
By:	Warburg Pincus (Cayman) XII, L.P., its general partner
By:	Warburg Pincus (Cayman) XII GP LLP, its general partner
By:	Warburg Pincus Partners II (Cayman), L.P., its sole member
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Authorised Signatory

WP CAYMAN SEMGROUP HOLDINGS, L.P.

By:	Warburg Pincus (Europa) Private Equity XII (Cayman), L.P., its general partner
By:	Warburg Pincus (Cayman) XII, L.P., its general partner
By:	Warburg Pincus (Cayman) XII GP LLP, its general partner
By:	Warburg Pincus Partners II (Cayman), L.P., its sole member
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Authorised Signatory

WARBURG PINCUS (EUROPA) PRIVATE EQUITY XII (CAYMAN), L.P.

By:	Warburg Pincus (Cayman) XII, L.P., its general partner
By:	Warburg Pincus (Cayman) XII GP LLP, its general partner
By:	Warburg Pincus Partners II (Cayman), L.P., its sole member
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Authorised Signatory

Schedule 13G Signature Page

WARBURG PINCUS (CAYMAN) XII, L.P.

By:	Warburg Pincus (Cayman) XII GP LLP, its general partner
By:	Warburg Pincus Partners II (Cayman), L.P., its sole member
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Authorised Signatory

WARBURG PINCUS (CAYMAN) XII GP LLC

By:	Warburg Pincus Partners II (Cayman), L.P., its sole member
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Authorised Signatory

WARBURG PINCUS PARTNERS II (CAYMAN), L.P.

By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Authorised Signatory

WARBURG PINCUS (BERMUDA) PRIVATE EQUITY GP LTD.

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Authorised Signatory

CHARLES R. KAYE

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Attorney-in-fact*

*

The Power of Attorney given by each of Mr. Kaye and Mr. Landy was previously filed with the U.S. Securities & Exchange Commission on July 12, 2016 as an exhibit to the Schedule 13D filed by WEX Inc. and is hereby incorporated by reference.

Schedule 13G Signature Page

JOSEPH P. LANDY

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Attorney-in-fact*

*

The Power of Attorney given by each of Mr. Kaye and Mr. Landy was previously filed with the U.S. Securities & Exchange Commission on July 12, 2016 as an exhibit to the Schedule 13D filed by WEX Inc. and is hereby incorporated by reference.

Schedule 13G Signature Page

EXHIBITS

Exhibit Number	Title

1	Joint Filing Agreement, dated as of July 25, 2019, as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (incorporated by reference to Exhibit 1 to the Schedule 13G filed on July 26, 2019).